Exhibit 11
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                                    HERLEY INDUSTRIES, INC.
                                       AND SUBSIDIARIES

                              COMPUTATION OF PER  SHARE EARNINGS


                                                     52 Weeks ended
                                             ------------------------------
                                      July 26, 1996  July 30, 1995  July 31,1994
                                      -------------  -------------  ------------

Net Income (loss)                      $3,668,956      $(4,890,166)  $1,861,429
                                        =========       ==========    =========

Weighted average shares outstanding:
   Shares outstanding from beginning
    of period                           3,015,988        4,175,689    4,273,189
   Shares issued for options exercised     72,272           20,417       32,917
   Treasury shares acquired              (248,628)        (509,262)     (35,313)
   Common equivalents - options
    and warrants                          350,707           47,307        5,629
                                        ---------        ---------    ---------
Weighted average  common and common
   equivalent shares outstanding        3,190,339        3,734,151    4,276,422
                                        =========        =========    =========

Earnings (loss) per common and
   common equivalent share                  $1.15           $(1.31)       $ .44
                                             ====             ====          ===